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                                                                   EXHIBIT 10.03

                     JOINT DEVELOPMENT AND LICENSE AGREEMENT


     This Joint Development and License Agreement ("Agreement"), is entered into on July 23,1999 (the "Effective Date"), between Sage, Inc. ("Sage"), a Delaware corporation with a principal place of business at 2460 North First Street, #100, San Jose, California 95131, and Faroudja Laboratories, Inc. ("Faroudja"), a California corporation with a principal place of business at 750 Palomar Avenue, Sunnyvale, California 94086 (hereinafter referred to collectively as the "Parties" and individually as a "Party").

                                    RECITALS

     WHEREAS, Sage designs, develops, manufactures and markets application specific integrated circuits ("ASIC") primarily for the flat panel display market;

     WHEREAS, Faroudja is recognized as a leader in developing video processing and image enhancement technologies and designs, develops and manufactures products, including integrated circuits, for video applications.

     WHEREAS, Sage and Faroudja are interested in working together to combine Faroudja video processing and image enhancement technologies and expertise with Sage's ASIC design and fabrication and display controller technologies and expertise, to provide reasonably priced, high-quality chip solutions for manufacturers of flat panel displays and other display devices.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and other terms and conditions contained herein, Sage and Faroudja agree as follows:

                                    AGREEMENT

1.   Definitions.

     1.1 "Affiliate" means, with respect to a Party, an entity controlling, controlled by, or under common control with, such Party, such control being exercised through the ownership or control, directly or indirectly, of at least a majority of the capital stock (or, in the case of a noncorporate entity, equivalent interests) representing the right to vote for the election of directors or another managing authority, as of the Effective Date or thereafter during the term of this Agreement, but such entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

     1.2 "Contractor" means a person or entity, other than a Party or an employee of a Party, that is engaged by a Party to perform any work related to the subject matter of this Agreement.

     1.3 "Deliverable Items" means the specific package of information and materials relating to the Licensed Technology (defined below) necessary for Sage to implement the Licensed Technology in Sage ASICs as set forth in Exhibit B.

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     1.4  "Enhancement" means any modification, variation, revision or adaptation to the Licensed Technology (defined below) that improves its performance or reduces the cost of materials or production.

     1.5 "Gross Margin" means, with respect to a Licensed Chip (defined below), the Net Revenues (defined below) for such Licensed Chip less the Standard Cost (defined below) of such Licensed Chip.

     1.6 "Improvement" means any design, development, enhancement, modification or improvement (whether or not patentable) relating to or arising from the Licensed Technology and conceived or developed by either Party during the Term of this Agreement.

     1.7 "Joint Chip" means the first Licensed Chip (defined below) developed by Sage in cooperation with Faroudja for use in connection with a universal display controller.

     1.8 "Joint Invention" means an Improvement (i) categorized by the Parties as a Joint Invention prior to the commencement of any development of such Improvement, (ii) made jointly by employees or Contractors of Faroudja and Sage during the term of this Agreement or (iii) made solely by the employees or Contractors of Sage during the term of this Agreement.

     1.9 "Licensed Chip" means an ASIC that incorporates all or a portion of the Licensed Technology (defined below) and that incorporates content provided by Sage constituting [*] of the circuitry (measured by core die area) of such integrated circuit device.

     1.10 "Licensed Know-How" means the video decoding, enhancement and deinterlacing technologies which are owned by Faroudja, on and after the Effective Date, and incorporated in the technology transfer described on Exhibit B annexed hereto, and any other information related thereto disclosed to Sage by Faroudja through technical training sessions and ongoing technical support described on Exhibit B.

     1.11 "Licensed Patents" means those United States patents and patent applications of Faroudja listed on Exhibit A; all corresponding patents or patent applications issued by, or filed in, any other country; and all continuations, continuations in part, substitutions, divisions, extensions, reissues, reexaminations or renewals thereof.

     1.12 "Licensed Technology" means Licensed Patents, Licensed Know-How and Updates (defined below).

     1.13 "Net Revenues" means the gross revenues from Sage's sale or other distribution of Licensed Chips, but not including (i) sales and use taxes, excise taxes, customs duties and other similar taxes levied in respect to such sale or other disposition, (ii) shipping, handling, service, insurance and other charges for delivery of Licensed Chips, and (iii) the amount of any bad debts, refunds, returns, discounts and credits. In no event shall any taxes on Sage's income be considered in a calculation of Net Revenues.


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[*] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.

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     1.14 "Standard Cost" means, with respect to a Licensed Chip, Sage's current net per-unit costs for the fabrication, packaging and testing of units of such Licensed Chip, together with all product-related costs necessary to bring such Licensed Chip to the point of sale, including but not limited to shipping, handling, insurance and storage charges.

     1.15 "Subsidiary" means, with respect to a Party, an entity as to which such Party owns and controls a majority of the capital stock (or, in the case of a noncorporate entity, equivalent interests) representing the right to vote for the election of directors or another managing authority, but such entity shall be deemed to be a Subsidiary only so long as such ownership and control exist.

     1.16 "Trademarks" means Faroudja's logos and other trademarks set forth on Exhibit C, as such marks vary in appearance and/or style from time to time.

     1.17 "Updates" means technology updates to fix bugs and/or correct errors to the Licensed Technology developed by Faroudja for its own use or in response to a report of a bug or error from Sage pertaining to the Licensed Technology, regardless of whether such updates are licensed to any third party.

2.   Technology License Grant.

     2.1 License. Subject to the terms and conditions of this Agreement, Faroudja hereby grants to Sage, a non-exclusive (except as provided in Section
5), non-transferable (except as provided in Sections 2.3 and 18.3), worldwide, royalty-bearing right and license under all of Faroudja's copyright, patent, trade secret, mask work, know how and other intellectual property rights in the Licensed Technology:

          (i) to design and develop, and engage Contractors to design and develop, modifications to and derivatives of the Licensed Technology for the purpose of creating Licensed Chips;

          (ii) to use and engage third-party contractors to use the Licensed Technology, including such modifications and derivatives, in the design and development of Licensed Chips; and

          (iii) to manufacture, have manufactured, sell and otherwise distribute Licensed Chips.

          The license granted in this Section 2.1 will be deemed to include a license to Sage under all Joint Inventions.

     2.2 Trademark License. Faroudja hereby grants to Sage a non-exclusive, non-transferable (except as provided in Sections 2.3 and 18.3), worldwide right and license to use Trademarks in Sage's marketing, sale and distribution of Licensed Chips, subject to the terms and conditions of Section 16.

     2.3 Sublicense Rights. Sage shall not have the right to sublicense any of the rights or licenses granted to Sage under this Agreement, except that Sage may grant sublicenses to Sage Subsidiaries that agree in writing that they are subject to the terms and conditions of this Agreement and that Faroudja has all rights of action against the Subsidiaries that it would have against Sage.

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     2.4  Disclosure. Sage shall not disclose Faroudja Confidential Information to its Subsidiaries or Contractors except in connection with the design, manufacture or provision of products or services relating to the manufacture or provision of Licensed Chips for Sage and/or its Subsidiaries. Disclosure shall be limited to such portions of the Licensed Technology as are necessary to the provision of such products or services. Any such disclosure shall be pursuant to written confidentiality agreements that contain provisions at least as restrictive as those which apply to Sage under this Agreement, providing for the limited and secure use and storage of the Licensed Technology. Faroudja shall not disclose Sage Confidential Information to its Subsidiaries or Contractors except in connection with the provision of products or services relating to the sale and distribution of Licensed Chips for Faroudja and/or its Subsidiaries. Disclosure shall be limited to such portions of Sage Confidential Information as are necessary to the provision of such products or services. Any such disclosure shall be pursuant to written confidentiality agreements that contain provisions at least as restrictive as those which apply to Faroudja under this Agreement.

3.   Faroudja's Delivery and Technical Support Obligations.

     3.1 Deliverable Items. Faroudja shall deliver to Sage the Deliverable Items set forth in Exhibit B relating to each element of the Licensed Technology in the manner and at the times set forth therein and, pursuant to Exhibit B, according to the delivery schedule established by mutual agreement of the Parties and attached to this Agreement. Upon receipt of such Deliverable Items, if Sage determines that the Deliverable Items are insufficient for Sage to implement the Licensed Technology in Licensed Chips, the Parties shall confer in good faith and Faroudja shall promptly provide Sage with any information and materials that the Parties deem necessary for Sage to implement the Licensed Technology in Licensed Chips. Faroudja's failure to complete delivery of the Deliverable Items will constitute a material breach by Faroudja of this Agreement.

     3.2 Updates. Faroudja shall deliver Updates to Sage at no charge, not later than seven (7) days after the availability thereof.

     3.3 Enhancements. If Faroudja licenses or otherwise makes available Enhancements to any third party, other than an Affiliate of Faroudja or as a result of a change of control as permitted by Section 18.3, for inclusion in integrated circuits, Sage shall be entitled to obtain delivery of and a license to such Enhancements on terms and conditions at least as favorable to Sage as the terms and conditions offered by Faroudja to such third party; provided, however, Faroudja shall, within seven (7) days after Faroudja enters into such license with such third party, notify Sage in writing of the availability and content of such license and, if it intends to accept such license, Sage must inform Faroudja of its intent to accept such license within sixty (60) days from the receipt of notification from Faroudja of the availability thereof.

     3.4 Technical Support. During the term of this Agreement, Faroudja will provide Sage with the technical support and training regarding the Licensed Technology and Deliverable Items described on Exhibit B.

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4.   Payments.

     4.1   Fees.

     (i) License Fee. In consideration of Faroudja's agreement to pay to Sage the sum of five hundred thousand dollars ($500,000), Faroudja's agreement to provide Sage with the Deliverable Items, Faroudja's license to Sage of the Licensed Technology, Faroudja's agreement regarding transfer of the Licensed Technology in Section 5.2, and the other terms and conditions of this Agreement, on the Effective Date Sage shall pay Faroudja one million one hundred twenty-five thousand (1,125,000) shares of Sage common stock as a license fee (the "License Fee") pursuant to the transactions contemplated by that certain Stock Purchase Agreement, Voting Agreement and Investors' Rights Agreement, dated as of the date hereof and incorporated in their entirety herein by reference. Faroudja shall not sell or otherwise alienate the License Fee until the earlier to occur of (i) the end of the Exclusivity Period (as defined in Section 5.2) and (ii) the availability of first samples of the Joint Chip.

     (ii) Payment by Faroudja. Faroudja shall pay to Sage the sum of five hundred thousand dollars ($500,000) on the Effective Date.

     4.2 Royalties. For each unit of a Licensed Chip sold by Sage, Sage will pay to Faroudja a royalty ("Royalty") equal to a percentage of Net Revenues on such unit, as follows:

Units of Licensed Chips Sold                         Royalty
----------------------------                         -------
1 unit to [*] units                                  [*]% of Net Revenue

[*] to [*] units                                     [*]% of Net Revenue

[*] to [*] units                                     [*]% of Net Revenue

Over [*] units                                       [*]% of Net Revenue

     All Royalties due Faroudja shall accrue upon the sale by Sage or a licensed Sage Subsidiary of such Licensed Chips. Notwithstanding the foregoing, neither Sage nor its licensed Subsidiaries shall pay Royalties on units of the Licensed Chip that (i) are sold to Faroudja or its Subsidiaries, or (ii) are used for internal purposes to facilitate the production and marketing of the Licensed Chip, including but not limited to such purposes as testing, demonstrating, end-user evaluation and sampling.

     4.3 Discretion in Pricing. Sage and its licensed Subsidiaries shall be free to determine their own list price for the Licensed Chips (and any discount applied thereto) and no representative of Faroudja has any authority to dictate Sage's or its licensed Subsidiaries' price for, or in any way inhibit Sage's or its licensed Subsidiaries' pricing discretion with respect to, the Licensed Chips.


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[*] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.
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     4.4  Minimum Per Unit Royalty Payment. Sage and its licensed Subsidiaries will pay to Faroudja at least a minimum Royalty payment of $[*] per unit of Licensed Chip sold.

     4.5 Royalty Payments for Combinations. Sage and its licensed Subsidiaries may, at their discretion, incorporate the Licensed Chip in a board (a "Combination"), and may offer such Combination at a single price. Notwithstanding Section 4.2, Royalty payments for each sale of a Combination shall be calculated based on the amount charged by Sage or its licensed Subsidiaries for Sage's or its licensed Subsidiaries' sale of the Licensed Chip component of such Combination, and shall not be calculated based on the amount charged for the sale of the Licensed Chip component of a Combination shall be deemed to be the [*]; provided, however, the [*] and the amount charged for any Licensed Chips that are sold in excess [*] will be calculated based on the [*]. For the purpose of this Section 4.5, [*] means the value at which the Licensed Chip [*] by Sage, or its Subsidiaries, as the case may be, [*], in similar quantities. In no event shall the per-unit Royalty for Licensed Chips sold as part of Combinations be less than $[*].

     4.6 Most Favored Royalty Rate. If Faroudja licenses or otherwise makes available the Licensed Technology to any third party on royalty terms that are more favorable to such third party than the Royalty terms in Section 4.2, Sage and its licensed Subsidiaries shall be entitled to rely on the same royalty terms offered by Faroudja to such third party. Faroudja shall promptly notify Sage in writing of any royalty terms that Faroudja offers to any third party that are more favorable to such third party than the Royalty terms in Section
4.2. If Sage chooses to substitute the royalty terms in this Agreement for the royalty terms offered to a third party, it shall notify Faroudja of its decision within sixty (60) days upon receipt of notification from Faroudja of the availability thereof. The operation of this Section 4.6 shall not require the recalculation or refund of any payments previously made to Faroudja by Sage.

     4.7 Payments; Royalty Reports. Royalties shall be payable within forty-five (45) days after the end of each fiscal quarter, based on Net Revenues during the preceding calendar quarter. With respect to Net Revenues generated in a currency other than U.S. dollars, for purposes of calculating Net Revenues, Sage will convert the selling currency to U.S. dollars based on the average exchange rate for each month of such fiscal quarter for such currency set forth in the final edition of The Wall Street Journal (version distributed in Northern California). All payments required to be made under this Agreement shall be made in U.S. dollars and be made payable to the order of "Faroudja Laboratories, Inc." Payment may be made by check, direct deposit to Faroudja's bank or wire transfer.

     4.8 Royalty Reports. Concurrently with each Royalty payment, Sage shall provide Faroudja with a written Royalty report specifying: (i) the gross number of units of the Licensed Chip sold by Sage and its Subsidiaries, by type of Licensed Chip, during the reporting period, (ii) Net Revenues by type of Licensed Chip, (iii) the Royalty rate applied, and (iv) the total Royalties determined to be due in the reporting period. The report will be accompanied by a good faith, non-binding projection of the Royalties that Sage forecasts will be payable to Faroudja with respect to the next calendar quarter.

     4.9 Verification. Not more than once per year, following fifteen (15) days' notice and at mutually acceptable times during Sage's regular business hours, Sage will make available for audit by an independent public accountant, at Sage's offices, such books and records as may reasonably be required to verify Sage's compliance with this Agreement; provided, however,


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[*] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.


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such independent public accountant shall agree in writing to bound by confidentiality obligations substantially similar to those that are binding on Faroudja under this Agreement. Faroudja agrees to pay the cost of such audits unless the amounts paid to Faroudja are found to be less than ninety-five percent (95%) of the amounts due to Faroudja for the audited period, in which event Sage shall reimburse Faroudja for the cost of such audit. Audits shall not unreasonably interfere with Sage's business activities.

     4.10 Maintenance of Records. Sage shall maintain, on a rolling thirty-six
(36) month basis, while this Agreement is in effect and for a period of at least three (3) years thereafter, such accurate books and records as shall be necessary to confirm Sage's compliance with this Agreement. Such records shall include, without limitation, information necessary to compute payments due to Faroudja hereunder.

     4.11 Late Payment. If Sage fails to pay any payment due under this Agreement on or before the due date thereof, then the delinquent amount shall be subject to a late charge equal to one and one-half percent (1.5%) per month from the due date until paid. If this late charge exceeds the maximum rate allowed by law, then the late charge shall accrue at the maximum allowable rate.

     4.12 Disputed Payments. Acceptance by Faroudja of any payments under this Agreement shall not prevent Faroudja, at a later date, from disputing the amount owed or from demanding more information from Sage regarding payments finally due, and such acceptance of any payment by Faroudja shall not constitute a waiver of any breach of any term or provision of this Agreement by Sage if any breach shall have occurred.

     4.13 Taxes. In addition to any other payments due under this Agreement, Sage shall pay, and hereby agrees to indemnify and hold Faroudja harmless from, any sales, use, excise, import or export, value-added or similar tax or duty not based on Faroudja's income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all government fees, license fees and customs and similar fees levied on the delivery of any services or the Licensed Technology to Sage (collectively, "Taxes"). All payments due under this Agreement shall be made without any deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law of any relevant government authority then in effect. If Sage is required to deduct or withhold any Taxes other than in connection with any failure by Faroudja to make payment of any Taxes, Sage will promptly notify Faroudja of the requirement, pay the required amount to the relevant governmental authority, provide Faroudja with an official receipt or certified copy or other documentation acceptable to Faroudja evidencing the payment, and gross-up the payments subject to any such deduction or withholding, and pay to Faroudja, in addition to the payment to which Faroudja is otherwise entitled under this Agreement, such additional amount as is necessary to insure that the net amount actually received by Faroudja after any such deduction or withholding equals the full amount Faroudja would have received had no such deduction or withholding been imposed. In the event that Faroudja receives any allowable or actual financial benefit from any Taxes so paid by Sage such that, together with the grossed-up payment amount paid by Sage, Faroudja receives, or is entitled to receive, more than the full amount Faroudja would have received had no such deduction or withholding been imposed, then Faroudja shall promptly refund to Sage any such excess, or at Sage's option, apply such excess to future Royalties.

5.   Exclusivity.

     5.1 During the term of this Agreement, Sage shall not develop, for use in products licensed, sold or distributed by Sage to third parties or for use in products licensed, sold or distributed through a private label, any board-level video processor product that incorporates a Licensed Chip and is intended to be used as a standalone video processor similar to the following Faroudja [*] products: [*]

     5.2 Faroudja will not license the Licensed Know-How or engage in a transfer of the Licensed Technology similar to that described in Exhibit B to [*] until the earliest of the following dates: (i) fifteen (15) months after the Effective Date; (ii) eight (8) months after the delivery of the last of the Deliverable Items if Sage has not taped out the Joint Chip prior to such date; or (iii) ten (10) months after the delivery of the last of the Deliverable Items if Sage has not produced first samples of the Joint Chip prior to such date (the "Exclusivity Period").

6.   Joint Chip.

     6.1 Joint Chip. Sage will use commercially reasonable efforts to commit the resources necessary to develop the Joint Chip as the first Licensed Chip at the earliest possible date.

     6.2 Marketing of Joint Chip. Sage shall use commercially reasonable efforts to market the Joint Chip. Subject to the foregoing, Sage shall have sole discretion in determining when and how to market the Joint Chip.

7.   Faroudja's Rights To Purchase Licensed Chips.

     7.1 Prices to Faroudja. Faroudja shall be entitled to purchase (a) Licensed Chips for testing, demonstrating, end-user evaluation and sampling as soon as reasonably practicable after they are available to Sage for those purposes, and (b) production units of Licensed Chips from Sage at the earliest time that Sage makes a Licensed Chip available to its customers, both of which will be available to Faroudja for purchase from Sage at the following prices:

     (i) for Licensed Chips to be used in liquid crystal display monitors, at [*] at which such Licensed Chips are offered or sold by Sage to any third party for similar quantities, less a percentage equal to the percentage Royalty which would be due on such Licensed Chips pursuant to Section 4.2, above if they were sold to a third party other than Faroudja;

     (ii) for Licensed Chips to be used in projection applications and for Licensed Chips to be used in the headset applications of Colorado MicroDisplay and Sony, at a price that is [*] less than [*] at which such Licensed Chips are offered or sold by Sage to any third party for similar quantities;

     (iii) for Licensed Chips to be used in other applications, at a price that is [*] less than [*] at which such Licensed Chips are offered or sold by Sage to any third party for similar quantities.


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[*] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.

     7.2 Minimum Price. In no event will Sage be required to sell Licensed Chips to Faroudja at a price that provides Sage with less than [*] Gross Margin. If application of the pricing provisions of Section 7.1 to any proposed Licensed Chip purchase by Faroudja would provide Sage with less than [*] Gross Margin, the price to Faroudja of such Licensed Chips will be increased to a level which will provide Sage with [*] Gross Margin.

     7.3 Allocation of Licensed Chips. Within fifteen (15) days of the end of each calendar quarter, Faroudja will provide to Sage a good faith, non-binding projection of the quantities of Licensed Chips that Faroudja forecasts it will purchase with respect to the next calendar quarter. If demand for the Licensed Chips necessitates allocation, Licensed Chips will be allocated equitably among Faroudja and other customers in proportion to quantities ordered.

     7.4   Additional Sage Support. If Faroudja purchases Licensed Chips from
Sage,

     (i) Sage will provide to Faroudja, at no charge to Faroudja, the same firmware or software necessary to fully utilize such Licensed Chips as Sage provides to other customers purchasing the same Licensed Chips, and Sage will grant to Faroudja the same standard license (with the right to grant sublicenses if such rights are granted to other customers) to use such firmware or software as Sage provides to other customers purchasing the same Licensed Chips as necessary to fully utilize such Licensed Chips;

     (ii) if any license rights to Sage firmware or software are granted by Sage to purchasers of Licensed Chips from Sage, Faroudja's license rights to Sage firmware or software under Section 7.4(i) will include the right to grant sublicenses to Faroudja customers to the extent necessary for Faroudja to grant the same rights to purchasers of Licensed Chips from Faroudja as Sage grants to purchasers of Licensed Chips from Sage;

     (iii) Sage will provide Faroudja with a reasonable amount of technical support regarding the firmware or software provided with such Licensed Chips;

     (iv) Sage will disclose the firmware or software provided with such Licensed Chips to Faroudja in the same form (source code or object code) and under the same standard terms and conditions as Sage discloses such firmware or software to other customers purchasing the same Licensed Chips; and

     (v) Sage will customize any software provided by Sage with such Licensed Chips, at Faroudja's reasonable request, on terms to be negotiated by the Parties in good faith. If Sage is unwilling or unable to provide such customization services on a timely basis and under commercially reasonable terms and conditions, Sage will provide to Faroudja source code reasonably necessary for Faroudja to make or have made the necessary modifications for Faroudja's or Faroudja's customers' use with Licensed Chips purchased from Sage.

     7.5 Discontinued Products. Sage shall notify Faroudja of its intention to discontinue the production of any Licensed Chips at least ninety (90) days prior to the date of the last scheduled production run. Faroudja shall have the right, exercisable during the thirty (30)


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[*] Omitted pursuant to a confidential treatment request. The material has been
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

day period following such notice, to submit a final purchase order for the Licensed Chips being discontinued.

8.   Ownership of Intellectual Property Rights

     8.1 Agreements with Employees. Each of the Parties hereto represents to the other Party that it has, or will have, prior to commencement of the activities called for under this Agreement, valid and sufficient arrangements and agreements with its respective employees and Contractors, such that the ownership of any and all inventions that can be deemed Joint Inventions made by an employee or Contractor vests in the Party hereto employing said employee or Contractor, subject to the provisions of the applicable law governing ownership of such inventions.

     8.2 Licensed Technology. Faroudja shall retain all ownership, right, title and interest in and to the Licensed Technology and proprietary rights related thereto. No license is granted to Sage under any such rights other than the license granted in this Agreement.

     8.3 Faroudja Inventions and Improvements. Faroudja shall own all ownership, right, title and interest in and to inventions made exclusively by Faroudja employees or Contractors during the term of this Agreement. The license granted in Section 2.1 will be deemed to include a license to Sage under Joint Inventions. No other license is granted to Sage under any such rights other than the license granted in this Agreement.

     8.4 Sage Inventions and Improvements. Sage shall own all ownership, right, title and interest in and to inventions made exclusively by Sage employees or Contractors during the term of this Agreement, except to the extent that such inventions are Joint Inventions.

     8.5 Joint Inventions. Joint Inventions shall be jointly owned by Faroudja and Sage, with each holding an undivided fifty percent (50%) ownership interest in such Joint Invention. With respect to such Joint Inventions, (i) the Parties shall agree on a case-by-case basis which Party will file United States and foreign patent applications and other filings, recordation or registrations, if any, (ii) the Parties shall share equally the reasonable cost of all mutually agreed upon patent applications and other filings, recordation or registrations, and (iii) each Party shall enjoy all rights of ownership of such Joint Inventions, including the right to license and otherwise freely exploit such Joint Inventions, without a right or duty of accounting; provided, however, with respect to Joint Inventions created solely by Sage or its employees or Contractors, during the term of this Agreement Faroudja will not license such Joint Inventions to [*].

     8.6 Registration. Except as expressly set forth herein, Sage shall not seek or obtain any registration of any of the Licensed Technology in any name other than that of Faroudja or participate directly or indirectly in such registration anywhere in the world without Faroudja's prior written consent. If Sage has obtained or obtains in the future, in any country, any registered, filed, recorded or other right, title or interest in any of the Licensed Technology, or in any other intellectual property right of Faroudja, Sage has so acted or will act as an agent and for the benefit of Faroudja for the limited purpose of obtaining such registrations and assigning the same to Faroudja. Sage shall execute any and all instruments deemed by Faroudja, or its


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[*] Omitted pursuant to a confidential treatment request. The material has been
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

respective attorneys or representatives, to be necessary to transfer such right, title or interest to Faroudja.

     8.7 Power of Attorney. During the term of this Agreement and for a period of two (2) years thereafter, each Party agrees to execute such documents, render such assistance and take such other actions as the other Party may reasonably request, to assist the requesting Party to apply for, register, perfect, confirm and protect the requesting Party's rights in the Licensed Technology, inventions and Improvements in accordance with the ownership rights set forth in this Agreement. Each Party will assist the other in obtaining and enforcing patents and other protection with respect to the Licensed Technology, inventions and Improvements in accordance with the ownership rights set forth in this Agreement in any and all countries during and after the term of this Agreement. Neither Party shall incur any expense with respect to any such assistance provided to the other Party. If a requesting Party is unable to secure the other Party's signature to any lawful and necessary document that accurately reflects the ownership rights established under this Agreement, where such document is required to apply for, execute, perfect, enforce or protect any patent or other rights with respect to any Licensed Technology, invention or Improvement that is the subject of this Agreement, then the non-requesting Party hereby designates and appoints the requesting Party as its agent and attorney in fact to act for and on behalf of and instead of the non-requesting Party to execute any such documents and to take any such action in the name of the non-requesting Party.

9.   Faroudja's Representations and Warranties.

     9.1  Faroudja represents and warrants to Sage as follows:

          (a) Title. Faroudja owns all right and title to the Licensed Patents or otherwise has the right and authority to grant licenses of the Licensed Patents to Sage.

          (b) No Misappropriation. The Licensed Technology does not constitute or contain any trade secrets of anyone other than Faroudja or one from whom Faroudja has received rights to use and disclose such trade secrets under license to Sage.

          (c) No Trademark Infringement. The Trademarks do not infringe the trademark rights of any person or entity.

          (d) No Copyright Infringement. The Licensed Technology does not infringe any copyright rights, including but not limited to the mask work rights, of any person or entity.

          (e) Non-Infringement of Known Patents. Faroudja has not received and is not aware of any notice or allegation nor is it aware of any facts that would suggest that the Licensed Technology infringes any valid patents or other intellectual property rights owned by any person.

          (f) Notices of Infringement. Faroudja has not received and is not aware of any notice or allegation that any of the Licensed Technology infringes any third-party intellectual property rights.

     9.2 Disclaimer of Warranty. In addition to the disclaimer of warranties contained in Section 13.3 hereof, Faroudja specifically disclaims any warranty that the Licensed Technology is error-free, complete or sufficient for the manufacture and sale of the Licensed Chips.

10.  Mutual Representations and Warranties.

     Each Party hereby represents and warrants to the other Party as follows:

     10.1 Corporate Existence and Power. Such Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) has the corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its properties, business, financial or other condition and would not materially adversely affect its ability to perform its obligations under this Agreement.

     10.2 Authorization and Enforcement of Obligations. Such Party (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

     10.3 No Conflict. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation, and (ii) do not conflict with, or constitute a default under, any of its contractual obligations.

     10.4 No Warranties to Other Party's Customers. To the extent that either Party makes any warranty to its customers with respect to the Licensed Chips, such warranty shall be made solely for such Party's account and shall not bind the other Party.

11.  Faroudja's Indemnity.

     11.1 Faroudja shall defend and hold harmless Sage against any legal action to the extent based on a third-party claim that (i) Faroudja does not have the right to grant the license granted by Faroudja to Sage under this Agreement,
(ii) the Licensed Technology, a modification or addition to the Licensed Technology made by or for Faroudja or a Deliverable Item infringes a copyright, trade secret, mask work, patent or other intellectual property rights of the third party; or (iii) the Trademarks infringe the trademark rights of the third party. Sage agrees to provide Faroudja with prompt notice of the claim, provided that failure to provide such notice does not relieve Faroudja of the obligations imposed by this section unless the failure to provide notice materially prejudices Faroudja's rights. Sage further agrees to provide all reasonable cooperation to Faroudja in defending a claim and agrees that Faroudja shall control the defense and any settlement of the claim, provided, that any settlement shall not impose any liability on Sage. Faroudja's obligations under this Section 11.1 will not apply to (a) any use or combination of the Licensed Technology or Deliverable Items by Sage with any software, hardware, component or other technology not supplied by Faroudja, (b) any modifications or additions to the Licensed Technology made by or for Sage (unless such modifications or additions were made at Faroudja's request or instruction); (c) Faroudja's compliance with Sage's instructions, drawings, designs or functional specifications, or (d) any alteration or modification of the Licensed Technology other than an alteration or modification made by Faroudja or a Faroudja Contractor or agent.

     11.2 If there is a claim relating to the Licensed Technology or a Deliverable Item covered by Section 11.1, Faroudja may, at its option and expense, (i) procure for Sage the past and future rights granted to Sage hereunder with respect to the allegedly infringing portion of the Licensed Technology or Deliverable Item; (ii) replace or modify the allegedly infringing portion to make such portion non-infringing, provided that the replacement or modified portion provides substantially the same functionality as the replaced or original portion; or (iii) terminate this Agreement and reimburse Sage for the total amount of the License Fee and Royalties paid hereunder.

     11.3 THIS SECTION 11 STATES FAROUDJA'S ENTIRE OBLIGATION AND LIABILITY TO SAGE WITH RESPECT TO ANY CLAIM REGARDING ACTUAL OR ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

12.  Sage's Indemnity.

     12.1 Sage shall defend and hold harmless Faroudja against any legal action to the extent based on a third-party claim that any modification or addition to the Licensed Technology made by or for Sage or any Licensed Chip purchased by Faroudja from Sage (except to the extent Faroudja is required to indemnify Sage pursuant to Section 11.1), infringes a copyright, trade secret, mask work, patent or other intellectual property rights of the third party. Faroudja agrees to provide Sage with prompt notice of the claim, provided that failure to provide such notice does not relieve Sage of the obligations imposed by this section unless the failure to provide notice materially prejudices Sage's rights. Faroudja further agrees to provide all reasonable cooperation to Sage in defending a claim and agrees that Sage shall control the defense and any settlement of the claim, provided, that any settlement shall not impose any liability on Faroudja. Sage's obligations under this Section 12.1 will not apply
(i) to any claim for which Faroudja is obligated to indemnify Sage pursuant to
Section 11; (ii) to any modifications or additions to the Licensed Technology made for Faroudja; (iii) to Sage's compliance with Faroudja's instructions, drawings, designs or functional specifications; (iv) to any use or combination of the modifications or additions to Licensed Technology with any software, hardware, component or other technology not supplied by Sage.

     12.2 If there is a claim relating to Licensed Chips covered by Section 12.1, Sage may, at its option and expense, (i) procure for Faroudja the right to use the Licensed Chips with respect to the allegedly infringing portion of the Licensed Chips; (ii) replace or modify the allegedly infringing portion to make such portion non-infringing, provided that the replacement or modified portion provides substantially the same functionality as the replaced or original portion; or (iii) cease developing, manufacturing, selling or distributing Licensed Chips, including the Joint Chip.

     12.3 THIS SECTION 12 STATES SAGE'S ENTIRE OBLIGATION AND LIABILITY TO FAROUDJA WITH RESPECT TO ANY CLAIM REGARDING ALLEGED INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

13.  Limitation of Liability.

     13.1. Neither Party shall be liable to the other Party for any incidental, consequential, special or punitive damages arising out of or relating to this Agreement, whether liability is based on breach of contract, breach of warranty (express, implied or otherwise), indemnity or otherwise, and whether asserted in contract, tort (including negligence and strict product liability) or otherwise, and irrespective of whether such Party has been advised of the possibility of any such damages. In no event shall either Party's aggregate liability in connection with this Agreement exceed $100,000.

     13.2 NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE), OTHER THAN AS EXPRESSLY SET FORTH IN SECTIONS 9 AND 10, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS, OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION. EACH PARTY DISCLAIMS, AND IRREVOCABLY WAIVES, THE BENEFIT OF ANY REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH IN SECTIONS 9 AND 10, RESPECTIVELY.

14.  Term; Termination.

     14.1 Term. This Agreement, and the rights and licenses granted by Faroudja to Sage pursuant to this Agreement shall commence on the Effective Date and continue in perpetuity, unless earlier terminated as provided in this Section 14.

     14.2 Termination for Breach. If either Party materially breaches any material provision of this Agreement, then the other Party may elect to terminate this Agreement if the defaulting Party fails to cure the breach within thirty (30) days of receipt of written notice describing such breach.

     14.3 Termination for Convenience. Sage shall have the right to terminate this Agreement for convenience after completion of the fifth year of the term of this Agreement upon sixty (60) days notice to Faroudja; provided, however, Faroudja shall have the right, exercisable


--------
[*] Omitted pursuant to a confidential treatment request. The material has been filed separately with the Securities and Exchange Commission.

during the thirty (30) day period following such notice, to submit a final purchase order for Licensed Chips.

     14.4 Insolvency. Either Party shall have the right to suspend its performance under this Agreement by written notice to the other Party, if such other Party shall: (1) become insolvent or bankrupt or cease to do business, be unable or admit in writing its inability to pay all debts as they mature or make a general assignment for the benefit of or enter into any composition or arrangement with creditors; (2) authorize, apply for, or consent to the appointment of a receiver or trustee, or liquidate all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement; or (3) file a voluntary petition under any bankruptcy or insolvency law, or file a voluntary petition under the reorganization or arrangement provisions of the United States Bankruptcy Act or any similar laws of any jurisdiction or have proceedings under such laws instituted against it which are not terminated within thirty (30) days of such commencement. Such suspension of performance shall remain in effect until such other Party (a) assumes this Agreement and provides adequate assurances of its future performance under this Agreement, or
(b) rejects this Agreement.

     14.5 Additional Bankruptcy Provisions. If Faroudja ceases to conduct business through liquidation or forced dissolution, voluntary or involuntary liquidation or reorganization under the United States Bankruptcy Code or otherwise ceases to do business, or rejects this Agreement under Section 365 of the Bankruptcy Code, the provision of 11 U.S.C. ss. 101(56) and 365(n) shall apply and Sage may elect to (i) treat this Agreement as immediately terminated, or (ii) retain Sage's rights under this Agreement. All rights and licenses granted to Sage pursuant to this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. In a bankruptcy or insolvency proceeding involving Faroudja, the Parties agree that Sage, as licensee of such rights, shall retain and fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and the provisions thereof shall apply notwithstanding conflict of law principles. If, in a bankruptcy or insolvency proceeding involving Faroudja, the provisions of the U.S. Bankruptcy Code referenced above are determined not to apply, Sage shall nevertheless be entitled to no less than the protection offered by the provisions of the U.S. Bankruptcy Code with respect to its entitlement to and rights to the use and possession of all intellectual property to which Sage has been granted rights under this Agreement notwithstanding the bankruptcy or insolvency of Faroudja.

     14.6 Effect of Termination. Upon termination of this Agreement, all rights and licenses granted hereunder will terminate, and each Party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination. Upon termination by Sage pursuant to Section 14.2, (a) Sage will receive a non-exclusive, perpetual right and license to: (i) design and develop, and engage third-party contractors to design and develop, modifications to and derivatives of the Licensed Technology, (ii) use and engage third-party contractors to use the Licensed Technology, including such modifications and derivatives, in the design and development of Licensed Chips, and (iii) manufacture, have manufactured, sell and otherwise distribute such Licensed Chips; provided, however, such right and license is contingent on Sage continuing to pay to Faroudja a Royalty at rates that are equal to fifty percent (50%) of the Royalty rates set forth in Sections 4.2 and 4.5 of this Agreement and fifty percent

(50%) of the minimum Royalty payment set forth in Section 4.4. Notwithstanding anything to the contrary in this Section 14.6 and provided Sage complies with its payment obligations pursuant to Sections 4.2 and 4.4, Sage may dispose of any Licensed Chips that it has manufactured prior to termination of the Agreement for a period of one hundred twenty (120) days after the effective date of such termination and shall have the right to fulfill any obligations to deliver Licensed Chips pursuant to binding orders entered into before the termination of the Agreement.

     14.7 Survival. Notwithstanding anything in Section 14.6 to the contrary, the Parties' rights and obligations under Sections 4 (to the extent payment obligations have accrued prior to termination or continue to accrue in accordance with Section 14.6), 8.2, 8.3 (first sentence only), 8.4, 8.5, 11, 12, 13, 14, 15, 16.1, 16.4 and 18 shall survive termination of this Agreement.

15.  Confidentiality.

     The exchange of confidential information between the Parties pursuant to this Agreement shall be governed by the terms of the Mutual Confidential Disclosure Agreement signed between the Parties on April 27, 1999 (the "Confidentiality Agreement"). The Confidentiality Agreement is hereby amended as follows:

     (i) Section 1 of the Confidentiality Agreement will be replaced with the following:

           "Purpose. The parties have entered into a Joint Development and License Agreement (the "License Agreement") and Stock Purchase Agreement, Voting Agreement and Investor Rights Agreement, both dated as of the date hereof, relating to advanced video technologies and the purchase of certain securities, under which each party may disclose Confidential Information (as hereinafter defined) to the other for the purposes set forth in such agreements."

     (ii) Section 9 of the Confidentiality Agreement will be replaced with the following:

           "Term. This Agreement shall become effective as of the date written above. This Agreement shall remain in effect as long as the License Agreement or Stock Agreement remains in effect, whichever is longer. The provisions of this Agreement shall apply to all Confidential Information disclosed under this Agreement prior to termination and, notwithstanding termination, shall survive for a period of three (3) years from the date of each disclosure."

     (iii) The following sentence shall be added at the end of Section 10 of the Confidentiality Agreement:

          "In the event of any conflict between the provisions of this Confidentiality Agreement and the License Agreement and/or the Stock Agreement, the License Agreement shall control."

16.  Trademarks and Proprietary Notices.

     16.1. Use of Faroudja Name and Trademarks. Sage acknowledges that Faroudja has made a substantial investment in developing and maintaining an image and reputation for high quality design, prestige and performance and that the Licensed Technology is associated with products of consistently high quality and performance. The Faroudja name and Trademarks may be used by Sage on Licensed Chips only with the prior written notice, opportunity to review and consent of Faroudja.

     16.2. Samples of Licensed Chips. Sage agrees that in order to use Trademarks on Licensed Chips, the performance of Licensed Chips must adhere to Faroudja standards of quality and performance. Faroudja will have the right to test and evaluate all Licensed Chips with respect to which Sage seeks to use a Trademark to confirm that the performance of such products is consistent with the Faroudja image and reputation. The parties acknowledge their mutual interest in the broad use of Trademarks. Faroudja will not unreasonably withhold its consent to the use of such marks on Licensed Chips that adhere to Faroudja quality and performance standards. To facilitate this process, (a) Sage will provide to Faroudja samples of the Licensed Chips that will be sold under Faroudja's Trademarks (which samples of the Licensed Chips shall be provided as early in the design process as reasonably possible) together with a board and firmware or software necessary for testing; and (b) Faroudja will evaluate Licensed Chips within ten (10) business days of receipt of the samples or any additional period of time as the Parties mutually agree upon (the "Review Period"). If Faroudja notifies in writing Sage within the Review Period that the sample Licensed Chip does not meet commercially reasonable standards of quality and set forth the reasons for Faroudja's objections in reasonable detail, the Parties shall confer in good faith to identify the changes that Sage must make to the subject chip and, in the absence of agreement, Sage shall make commercially reasonable efforts to remedy any of Faroudja's commercially reasonable objections before making such chip generally available to the public. If Faroudja fails to notify Sage in writing of its objections to a chip within the Review Period, or if Faroudja does not approve the use of Trademarks with a Licensed Chip, Sage shall have the right to make such Licensed Chips generally available under Sage's trademarks or a private label, in Sage's sole discretion.

     16.3. Samples of Marketing Material. Sage will provide to Faroudja samples of any advertisement, brochure or other publicly distributed material that it intends to use in connection with Licensed Chips and which contains a Faroudja name or bears a Faroudja Trademark. Faroudja will notify Sage in writing within seven (7) business days of receipt of such samples of any objections it has to the usage of the Faroudja name or Trademark, and set forth the reasons for Faroudja's objections in reasonable detail. Sage shall remedy the identified objections and will provide revised samples to Faroudja. Faroudja will notify Sage in writing within three (3) business days of receipt of such revised samples of any objections it has to the usage of the Faroudja name or Trademark, seting forth the reasons for Faroudja's objections in reasonable detail, and Sage shall make commercially reasonable efforts to remedy the identified objections. Faroudja will not unreasonably withhold its approval of any samples provided pursuant to this Section 16.3.

     16.4. Proprietary Rights Notices; Obligation to Use Appropriate Markings. Sage shall use commercially reasonable efforts to affix the Trademark to each Licensed Chip approved by Faroudja. Further, Sage agrees to use the appropriate trademark, product descriptor and trademark symbol (either "TM" or circled "R"), and clearly indicate Faroudja's ownership of its trademark(s) whenever any of the Trademarks is first mentioned in any advertisement, brochure or documentation. Sage shall use commercially reasonable efforts to affix to the documentation associated with each Licensed Chip approved by Faroudja the patent, copyright, or other proprietary notices reasonably specified by Faroudja. Sage will determine the size and placement of such notices given the overall size and design and other markings on such Sage documentation.

17.  Confidentiality of Agreement; Public Announcement.

     17.1 Confidentiality of Agreement. The Parties agree that the terms and conditions of this Agreement shall be deemed to be Confidential Information under the Parties' Confidentiality Agreement and neither Party shall advertise, issue any press release or otherwise publish the fact that the Parties have entered into this Agreement without the prior written consent of the other Party, except as may be required by law.

     17.2 Initial Release. Notwithstanding the foregoing, within seven (7) days of the Effective Date, Sage and Faroudja will issue a joint press release, the terms and details of which both Parties shall agree upon.

     17.3 Future Releases. After the press release announcing the signing of this Agreement is issued, each Party may include the information included in such press release in subsequent press releases and other publications without the other Party's prior written consent, provided that such Party includes proper attribution of the other Party's name.

18.  Miscellaneous Provisions.

     18.1 Notices. All notices required hereunder shall be in writing and shall be sent by U.S. mail (first class) or nationally-recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or may be sent via facsimile, subject to confirmation via U.S. mail or nationally-recognized courier service, and shall be addressed to the Parties at their addresses set forth below or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notices shall be deemed to have been served when delivered or, if delivery is not performed as a result of the addressee's fault, when tendered.

Notices to Faroudja:                        Notices to Sage:

Faroudja Laboratories, Inc.                 Sage, Inc.
750 Palomar Avenue                          2460 North First Street, #100
Sunnyvale, California 94086                 San Jose, California 95131
Attn: Chief Executive Officer               Attn:  Company Secretary
Facsimile No.: 408.735.8571                 Facsimile No.: 408.383.5310

With a copy to:                             With a copy to:

Faroudja Laboratories, Inc.                 John W. Campbell, III
750 Palomar Avenue                          Morrison & Foerster, LLP
Sunnyvale, California 94086                 425 Market Street
Attn: General Counsel                       San Francisco, California  94105
Facsimile No.: 408.735.0142                 Facsimile No.: 415.268.7522

     18.2 Relationship. The relationship between the parties shall be that of independent contractors. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of legal association between the Parties other than as expressly set forth herein. Neither Party shall have any right or authority to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever, except as expressly set forth in this Agreement.

     18.3 Limitation on Assignment. Neither Party shall be entitled to assign, transfer or otherwise convey this Agreement or any of its rights hereunder to any third party unless the written consent of the other Party shall first have been obtained. Any attempted or purported assignment, sublicense, transfer, conveyance or delegation without such prior consent (where required hereunder) having been obtained shall be void and a breach of this Agreement. Notwithstanding the foregoing, either Party can assign this Agreement in the event of a transfer of all or substantially all of such Party's assets or the merger or consolidation of such Party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

     18.4 Non-Solicitation. Neither Party shall, during the first two (2) years of this Agreement, either directly or indirectly, on its own behalf or in the service of or on behalf of others, divert, solicit or hire away, or attempt to divert, solicit or hire away, any person employed by the other Party, except with the prior written consent of the other Party.

     18.5 Force Majeure. Except for the obligation to pay money, neither Party shall be deemed to be in breach or default of this Agreement as the result of any delay or nonperformance which is caused by flood, fire, storm, earthquake, or other Act of God, war acts of the public enemy, riot, civil disturbance, strike, lockout or labor dispute.

     18.6 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A., without reference to conflicts of law principles except to the extent that United States federal law preempts California law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

     18.7 Attorneys' Fee. If either Party commences any action or proceeding against the other Party to enforce this Agreement or any of its rights hereunder, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party the reasonable attorneys' fees and all related costs and expenses incurred by such prevailing Party in connection with such action or proceeding and in connection with enforcing any judgment or order thereby obtained.

     18.8 No Waiver. No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

     18.9 Amendments in Writing. No amendment to or modification of this Agreement shall be binding unless in writing and signed by a duly authorized representative of each of the Parties.

     18.10 Severability. In the event that any provision of this Agreement (or any portion hereof) is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable (an "Invalid Provision"), the Parties shall substitute, by mutual consent, a valid and enforceable provision for such Invalid Provision, which valid and enforceable provision in its effect is sufficiently similar to the Invalid Provision that it can be reasonably assumed that the Parties would have entered into this Agreement with such alternate provision. If such provision cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless an Invalid Provision is of such essential importance to this Agreement that it can be reasonably assumed that the Parties would not have entered into this Agreement without the Invalid Provision.

     18.11 No Third Party Beneficiaries. No provisions of this Agreement, whether express or implied, are intended or shall be construed to confer upon or give to any person or entity other than the specific Parties and their Subsidiaries, as applicable, any rights, remedies or other benefits under or by reason of this Agreement.

     18.12 Headings for Convenience. The section headings used in this Agreement are intended primarily for reference and shall not by themselves determine the construction or interpretation of this Agreement or any portion hereof.

     18.13 Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and, except for the Confidentiality Agreement, supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings between the Parties, and any representations and warranties, both oral and written.

     18.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same instrument.

     In witness whereof, the duly authorized representatives of the Parties have executed this Agreement as of the day and year first above written.


SAGE, INC.                               FAROUDJA LABORATORIES, INC.


By: /s/ CHANDRASHEKAR M. REDDY           By: /s/ GLENN W. MARSHEL
   -----------------------------------      ------------------------------------

Name:  Chandrashekar M. Reddy            Name:  Glenn W. Marshel
     ---------------------------------        ----------------------------------

Title: President and CEO                 Title: CEO
      --------------------------------         ---------------------------------